Exhibit 99.1
DCP MIDSTREAM REPORTS STRONG THIRD QUARTER RESULTS AND ANNOUNCES ELIMINATION OF INCENTIVE DISTRIBUTION RIGHTS
DENVER, November 6, 2019 (GLOBE NEWSWIRE) - Today, DCP Midstream, LP (NYSE: DCP) reported its financial results for the three and nine months ended September 30, 2019 and announced the signing with its general partner and closing of a transaction to eliminate all incentive distribution rights (IDRs) and general partner economic interests in DCP.
HIGHLIGHTS
•Signed and closed a $1.53 billion IDR elimination transaction today, creating alignment among all stakeholders and reducing future cost of capital.
•Net (loss) income attributable to partners of $(178) million and $16 million for the three and nine months ended September 30, 2019, respectively.
•Distributable cash flow (DCF) of $190 million and $587 million for the three and nine months ended September 30, 2019, resulting in a distribution coverage ratio of 1.23 times and 1.27 times, respectively.
•Adjusted EBITDA of $300 million and $904 million for the three and nine months ended September 30, 2019, respectively.
•Increased Logistics and Marketing Adjusted EBITDA by 20% compared to the third quarter of 2018, driven by new volumes from the recently in-service Gulf Coast Express (GCX), Guadalupe, NGL marketing efforts, and Sand Hills volumes.
•Gathering and Processing results driven by record DJ Basin volumes and continued strong Permian and Eagle Ford performance.
•Placed the 200 MMcf/d DJ Basin O'Connor 2 plant in service in August.
•Gulf Coast Express pipeline placed in service in September, adding approximately 2 Bcf/d of gas takeaway from the Delaware basin.
•Exercised an increased ownership option of 50% in the Cheyenne Connector in October, following FERC approval.

THIRD QUARTER 2019 SUMMARY FINANCIAL RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)
	(Millions, except per unit amounts)

Net (loss) income attributable to partners	$(178)	$81	$16	$204
Net (loss) income per limited partner unit - basic and diluted	$(1.59)	$0.18	$(1.02)	$0.33
Adjusted EBITDA(1)	$300	$309	$904	$847
Distributable cash flow(1)	$190	$209	$587	$546

(1)This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow and adjusted segment EBITDA. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measure under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

CEO'S PERSPECTIVE
“We are excited to announce that in addition to strong third quarter results from our diversified portfolio, we have closed a transaction to eliminate our IDRs, enhancing DCP’s value proposition as a premier, fully integrated midstream service provider," said Wouter van Kempen, chairman, president, and CEO. “This transaction is strategically timed with our great year-to-date performance, and we are well positioned for continued long-term success and increasing cash flows given our slate of predominately fee-based growth projects, including our now 50% ownership interest in the Cheyenne Connector."

DCP ELIMINATION OF INCENTIVE DISTRIBUTION RIGHTS
DCP signed with its general partner and closed a transaction to eliminate all general partner economic interests in DCP and incentive distribution rights (IDRs) in exchange for 65 million newly issued DCP common units. DCP’s general partner is equally owned by Enbridge Inc. (TSX:ENB)(NYSE:ENB) and Phillips 66 (NYSE: PSX). The newly issued DCP common units have a total equity value of approximately $1.53 billion based on a 20-day volume-weighted average price of $23.62 as of the markets close on November 5, 2019. Using current total general partner distributions, the transaction value represents a multiple of 9.0x.

DCP’s general partner now holds a non-economic general partner interest in DCP and approximately 118 million DCP common units, representing approximately 57% of DCP’s outstanding common units.

The terms of the transaction were unanimously approved by the board of directors of the general partner of DCP following the unanimous approval and recommendation of its conflicts committee, comprised entirely of independent directors. J.P. Morgan Securities LLC acted as financial advisor and Bracewell LLP acted as legal advisor to DCP's general partner. The conflicts committee engaged Evercore as its financial advisor and Hunton Andrews Kurth LLP and Richards, Layton & Finger as its legal advisors.

GROWTH UPDATE
Logistics Growth
•The Gulf Coast Express pipeline was placed in service in September of 2019, adding ~2.0 Bcf/d of gas takeaway from the Delaware Basin. DCP owns a 25% equity interest in the pipeline.
•FERC approval for the Cheyenne Connector was received in September and DCP exercised an increased 50% ownership option in October. The pipeline is expected to be in service in the first half of 2020, alleviating constraints in the DJ Basin.
•DCP is adding new NGL takeaway to the DJ Basin with the Southern Hills pipeline extension, via the White Cliffs conversion. The initial capacity is expected to be 90 MBbls/d, expandable to 120 MBbls/d, with an anticipated fourth quarter 2019 in-service date.

•The Southern Hills capacity expansion from ~190 to 230 MBbls/d is expected to be in service by the fourth quarter of 2020.
•Expansions of Front Range and Texas Express will add incremental NGL takeaway from the DJ Basin. Front Range pipeline is expected to ramp to 255 MBbls/d of capacity in 2021 and Texas Express pipeline is expected to ramp to 330 MBbls/d of capacity in 2022.
G&P Growth
•The 200 MMcf/d O’Connor 2 plant was placed into service in the third quarter of 2019. The plant and the associated bypass of up to 100 MMcf/d increases total available DJ Basin capacity to 1.4 Bcf/d. The bypass is expected to be online in the fourth quarter.
•DCP is adding up to 225 MMcf/d of incremental DJ Basin processing capacity by mid-2020 via a capital efficient offload agreement.
Fractionation Growth
•DCP holds an option to acquire a 30% ownership interest in two 150 MBbls/d fractionators currently under construction within Phillips 66's Sweeny Hub, exercisable at the in-service date, which is expected to be in late 2020.

COMMON UNIT DISTRIBUTIONS
On October 22, 2019, DCP announced a quarterly common unit distribution of 0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.

DCP generated distributable cash flow of $190 million and $587 million for the three and nine months ended September 30, 2019, respectively. Distributions declared were $155 million and $464 million for the three and nine months ended September 30, 2019, respectively, resulting in distribution coverage ratios of 1.23 times and 1.27 times for the three and nine months ended September 30, 2019, respectively.

THIRD QUARTER 2019 OPERATING RESULTS BY BUSINESS SEGMENT
Logistics and Marketing
Logistics and Marketing Segment net income attributable to partners for the three months ended September 30, 2019 and 2018 was $124 million and $148 million, respectively.
Adjusted segment EBITDA increased to $200 million for the three months ended September 30, 2019, from $166 million for the three months ended September 30, 2018, reflecting higher equity earnings and distributions driven by solid volumes on Sand Hills, new GCX volumes, and gas marketing margins associated with Guadalupe, and higher realized cash settlement gains related to DCP's commodity derivative program.
Gathering and Processing
Gathering and Processing Segment net (loss) income attributable to partners for the three months ended September 30, 2019 and 2018 was $(147) million and $96 million, respectively.

Adjusted segment EBITDA decreased to $167 million for the three months ended September 30, 2019, from $210 million for the three months ended September 30, 2018, reflecting sustained lower commodity prices and volume declines in the Midcontinent region. These decreases were partially offset by DJ Basin growth and higher realized cash settlement gains related to DCP's commodity derivative program.
CAPITALIZATION, LIQUIDITY, AND FINANCING
Debt and Credit Facilities
DCP has two credit facilities with up to $1.6 billion of total capacity. Proceeds from these facilities can be used for working capital requirements and other general partnership purposes including growth and acquisitions.
•DCP has a $1.4 billion senior unsecured revolving credit agreement that matures on December 6, 2022, or the Credit Agreement. As of September 30, 2019, total available capacity under the Credit Agreement was $1,175 million net of $15 million of letters of credit and no outstanding borrowings.
•DCP has an accounts receivable securitization facility that provides up to $200 million of borrowing capacity at LIBOR market index rates plus a margin through August 2022. As of September 30, 2019, DCP had $200 million of outstanding borrowings under the accounts receivable securitization facility included in current debt.
As of September 30, 2019, DCP had $5,785 million of total consolidated principal debt outstanding, including $600 million of current maturities. The total debt outstanding includes $550 million of junior subordinated notes which are excluded from debt pursuant to DCP's Credit Agreement leverage ratio calculation. For the quarter ending September 30, 2019, DCP's leverage ratio was 4.0 times. The effective interest rate on DCP's overall debt position, as of September 30, 2019, was 5.35%.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three and nine months ended September 30, 2019, DCP had expansion capital expenditures and equity investments totaling $145 million and $684 million, and maintenance capital expenditures totaling $19 million and $58 million, respectively.
EARNINGS CALL
DCP will host a conference call webcast tomorrow, November 7, 2019 , at 10:00 a.m. ET, to discuss its third quarter 2019 earnings and its IDR elimination transaction. The live audio webcast of the conference call and presentation slides can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 8355008. An audio webcast replay, presentation slides and transcript will also be available by accessing the Investors section on the DCP website.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, distributable cash flow and adjusted segment EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. DCP's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by DCP may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
DCP defines adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings, (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.
The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:
•financial performance of DCP's assets without regard to financing methods, capital structure or historical cost basis;
•DCP's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;
•viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;
•performance of DCP's business excluding non-cash commodity derivative gains or losses; and
•in the case of Adjusted EBITDA, the ability of DCP's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.
DCP defines adjusted segment EBITDA for each segment as segment net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings, (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted segment EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations for that segment for that segment.
DCP defines distributable cash flow as adjusted EBITDA less maintenance capital expenditures, net of reimbursable projects, interest expense, cumulative cash distributions earned by the Series A, Series B and Series C Preferred Units (collectively the "Preferred Limited Partnership Units") and certain other items.

Maintenance capital expenditures are cash expenditures made to maintain DCP's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Income attributable to preferred units represent cash distributions earned by the Preferred Limited Partnership Units. Cash distributions to be paid to the holders of the Preferred Limited Partnership Units, assuming a distribution is declared by DCP's board of directors, are not available to common unit holders. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. DCP compares the distributable cash flow it generates to the cash distributions it expects to pay to its partners. Using this metric, DCP computes its distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess DCP's ability to make cash distributions to its unitholders and its general partner.

ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a Fortune 500 midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering, processing, logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers, and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP's control. If any of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP's actual results may vary materially from what management forecasted, anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on DCP's results of operations and financial condition are described in detail in the "Risk Factors" section of DCP's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Information contained in this press release is unaudited and subject to change.

Investors or Analysts:

Sarah Sandberg
scsandberg@dcpmidstream.com
303-605-1626

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY FINANCIAL DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$1,599	$2,682	$5,369	$7,008
Transportation, processing and other	101	133	326	371
Trading and marketing losses, net	(1)	(56)	1	(164)
Total operating revenues	1,699	2,759	5,696	7,215
Purchases and related costs	(1,308)	(2,327)	(4,468)	(6,024)
Operating and maintenance expense	(187)	(196)	(547)	(543)
Depreciation and amortization expense	(100)	(98)	(304)	(289)
General and administrative expense	(66)	(70)	(201)	(199)
Asset impairments	(247)	—	(247)	—
Loss on sale of assets	—	—	(14)	—
Restructuring costs	(2)	—	(11)	—
Other income (expense), net	—	(2)	(6)	(7)
Total operating costs and expenses	(1,910)	(2,693)	(5,798)	(7,062)
Operating income	(211)	66	(102)	153
Loss from financing activities	—	(19)	—	(19)
Interest expense, net	(79)	(69)	(221)	(203)
Earnings from unconsolidated affiliates	114	104	344	278
Income tax expense	(1)	—	(2)	(2)
Net income attributable to noncontrolling interests	(1)	(1)	(3)	(3)
Net (loss) income attributable to partners	(178)	81	16	204
Series A preferred partner's interest in net income	(9)	(10)	(28)	(28)
Series B preferred partner's interest in net income	(3)	(3)	(9)	(5)
Series C preferred partner's interest in net income	(3)	—	(7)	—
General partner's interest in net income	(35)	(42)	(118)	(123)
Net (loss) income allocable to limited partners	$(228)	$26	$(146)	$48

Net (loss) income per limited partner unit — basic and diluted	$(1.59)	$0.18	$(1.02)	$0.33

Weighted-average limited partner units outstanding — basic and diluted	143.3	143.3	143.3	143.3

	September 30,	December 31,
	2019	2018
	(Millions)
Cash and cash equivalents	$2	$1
Other current assets	1,057	1,270
Property, plant and equipment, net	8,871	9,135
Other long-term assets	4,104	3,860
Total assets	$14,034	$14,266

Current liabilities	$1,091	$1,379
Current debt	601	525
Long-term debt	5,165	4,782
Other long-term liabilities	362	283
Partners' equity	6,787	7,268
Noncontrolling interests	28	29
Total liabilities and equity	$14,034	$14,266

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Millions)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	(178)	81	16	204
Interest expense, net	79	69	221	203
Depreciation, amortization and income tax expense, net of noncontrolling interests	101	97	305	290
Distributions from unconsolidated affiliates, net of earnings	25	28	54	47
Asset impairments	247	—	247	—
Loss from financing activities	—	19	—	19
Other non-cash charges	—	2	6	5
Loss on sale of assets	—	—	14	—
Non-cash commodity derivative mark-to-market	26	13	41	79
Adjusted EBITDA	300	309	904	847
Interest expense, net	(79)	(69)	(221)	(203)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(17)	(20)	(56)	(69)
Preferred unit distributions ***	(15)	(13)	(44)	(33)
Other, net	1	2	4	4
Distributable cash flow	190	209	587	546

Net cash provided by operating activities	91	210	637	541
Interest expense, net	79	69	221	203
Net changes in operating assets and liabilities	107	21	10	34
Non-cash commodity derivative mark-to-market	26	13	41	79
Other, net	(3)	(4)	(5)	(10)
Adjusted EBITDA	300	309	904	847
Interest expense, net	(79)	(69)	(221)	(203)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(17)	(20)	(56)	(69)
Preferred unit distributions ***	(15)	(13)	(44)	(33)
Other, net	1	2	4	4
Distributable cash flow	190	209	587	546

*** Represents cumulative cash distributions earned by the Series A, B and C Preferred Units, assuming distributions are declared by DCP's board of directors.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Millions, except as indicated)
Logistics and Marketing Segment:
Financial results:
Segment net income attributable to partners	$124	$148	$456	$357
Non-cash commodity derivative mark-to-market	21	(8)	15	30
Depreciation and amortization expense	4	5	10	11
Distributions from unconsolidated affiliates, net of earnings	16	21	37	31
Asset impairments	35	—	35	—
Loss on sale of assets	—	—	10	—
Other charges	—	—	1	—
Adjusted segment EBITDA	$200	$166	$564	$429

Operating and financial data:
NGL pipelines throughput (MBbls/d)	598	616	634	575
NGL fractionator throughput (MBbls/d)	57	60	61	59
Operating and maintenance expense	$9	$14	$29	$36

Gathering and Processing Segment:
Financial results:
Segment net income attributable to partners	$(147)	$96	$10	$285
Non-cash commodity derivative mark-to-market	5	21	26	49
Depreciation and amortization expense, net of noncontrolling interest	88	85	271	257
Asset impairments	212	—	212	—
Loss on sale of assets	—	—	4	—
Distributions from unconsolidated affiliates, net of earnings	9	7	17	16
Other charges	—	1	5	4
Adjusted segment EBITDA	$167	$210	$545	$611

Operating and financial data:
Natural gas wellhead (MMcf/d)	4,957	4,881	4,920	4,715
NGL gross production (MBbls/d)	406	439	421	416
Operating and maintenance expense	$172	$175	$502	$492

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019		2019
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$190		$587
Distributions declared **	$155		$464
Distribution coverage ratio - declared	1.23	x	1.27	x

Distributable cash flow	$190		$587
Distributions paid	$154		$463
Distribution coverage ratio - paid	1.23	x	1.27	x

	Quarter Ended December 31, 2018	Quarter Ended March 31, 2019	Quarter Ended June 30, 2019	Quarter Ended September 30, 2019	Twelve Months Ended September 30, 2019
	(Millions, except as indicated)

Distributable cash flow	$138	$224	$173	$190	$725
Distributions declared **	$154	$155	$154	$155	$618
Distribution coverage ratio - declared	0.90x	1.45x	1.12x	1.23x	1.17x

Distributable cash flow	$138	$224	$173	$190	$725
Distributions paid	$155	$154	$155	$154	$618
Distribution coverage ratio - paid	0.89x	1.45x	1.12x	1.23x	1.17x

** There were no IDR givebacks reflected in distributions declared for the three and nine months ended September 30, 2019 and 2018, respectively.